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Exhibit 99.4

        SIERRA PACIFIC POWER COMPANY

OFFER TO EXCHANGE
UP TO $400,000,000 IN PRINCIPAL AMOUNT OF
ITS REGISTERED 2.60% GENERAL AND REFUNDING MORTGAGE NOTES, SERIES U, DUE 2026
FOR
ALL OF ITS OUTSTANDING
2.60% GENERAL AND REFUNDING MORTGAGE NOTES, SERIES U, DUE 2026 AND
SOLD IN A TRANSACTION EXEMPT FROM REGISTRATION
UNDER THE SECURITIES ACT OF 1933, AS AMENDED

To Securities Dealers, Commercial Banks
Trust Companies And Other Nominees:

        Enclosed for your consideration is a Prospectus dated                        , 2016 (as the same may be amended or supplemented from time to time, the "Prospectus") and a form of Letter of Transmittal (the "Letter of Transmittal") relating to the offer (the "Exchange Offer") by Sierra Pacific Power Company, a Nevada corporation (the "Company") to exchange all of its outstanding 2.60% General and Refunding Mortgage Notes, Series U, due 2026 issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Initial Notes") for an equivalent principal amount of its registered 2.60% General and Refunding Mortgage Notes, Series U, due 2026 (the "Exchange Notes").

        We are asking you to contact your clients for whom you hold Initial Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Initial Notes registered in their own name. The Company will not pay any fees or commissions to any broker, dealers or other person in connection with the solicitation of tenders pursuant to the Exchange Offer. You will, however, be reimbursed by the Company for customary and reasonable mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes, if any, applicable to the tender of Initial Notes to it or its order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

        Enclosed are copies of the following documents:

          1.     The Prospectus;

          2.     A Letter of Transmittal for your use in connection with the tender of Initial Notes and for the information of your clients;

          3.     A form of letter that may be sent to your clients for whose accounts you hold Initial Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Exchange Offer; and

          4.     A form of Notice of Guaranteed Delivery.

        Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2016, unless extended (the "Expiration Date"). Initial Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to the Expiration Date.

        To tender Initial Notes, (i) certificates for Initial Notes or a Book-Entry Confirmation (as defined in the Prospectus) in the case of book-entry transfers, (ii) a duly executed and properly completed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees, or a properly transmitted "agent's message" (as defined in the Prospectus) through ATOP in the case of book-entry transfers and (iii) any other documents required by the Letter of Transmittal, must be received by the Exchange Agent as described in the Prospectus and the Letter of Transmittal.

        Additional copies of the enclosed material may be obtained from The Bank of New York Mellon Trust Company, N.A., the Exchange Agent, by calling 315-414-3349.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

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  Exhibit 99.4